                                                                       EXHIBIT 3

                                 AMENDMENT NO. 2
                                       TO
                                RIGHTS AGREEMENT


         This AMENDMENT NO. 2 (the "Amendment") to the Rights Agreement (the "Rights Agreement") dated as of August 27, 1996, as amended, between ECC International Corp., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., successor to Mellon Bank N.A., as Rights Agent (the "Rights Agent"), is entered into as of the 12th day of March, 1999. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Rights Agreement.


                                    RECITALS

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth herein.

         WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.


                                    AGREEMENT

         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. The WHEREAS clause of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

         "WHEREAS, on August 27, 1996, the Board of Directors of the Company (the "Board") authorized and declared a dividend of one right (a "Right") for each share of Common Stock (as hereinafter defined) of the Company outstanding at the Close of business on September 17, 1996 (the "Record Date"), and authorized the issuance of one Right (as such number may hereinafter be adjusted pursuant to the provisions of
         Section 11(p) hereof) for each share of Common Stock of the Company issued between the Record Date (whether originally issued or delivered from the Company's treasury) and the earlier of the Distribution Date or the Expiration Date, each Right initially representing the right to purchase one one-thousandth of a share of Series B Junior Participating Preferred Stock of the

         Company having the rights, powers and preferences set forth in the form of Certificate of Designations attached hereto as Exhibit A, upon the terms and subject to the conditions hereinafter set forth (the "Rights");"

2. The last sentence of Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

         "Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall again become an "Acquiring Person.""

3. Section 1(d)(i) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(i) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, beneficially owns or has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), whether or not in writing, or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; PROVIDED, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," (A) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (B) securities issuable upon exercise of Rights at any time prior to the occurrence of a Triggering Event, or (C) securities issuable upon exercise of Rights from and after the occurrence of a Triggering Event which Rights were acquired by such Person or any of such Person's Affiliates or Associates prior to the Distribution Date or pursuant to
         Section 3(a) or Section 22 hereof (the "Original Rights") or pursuant to Section 11(i) hereof in connection with an adjustment made with respect to any Original Rights;"

4. The last paragraph of Section 1(d) of the Rights Agreement is hereby deleted in its entirety.


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5.       Section 1(g) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(g) "Common Stock" shall mean the common stock, $.10 par value, of the Company, except that "Common Stock" when used with reference to any Person other than the Company shall mean the capital stock of such Person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such Person."

6. Section 1(i) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

                  "(i) Intentionally omitted."

7. Section 1(p) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

                  "(p) Intentionally omitted."

8. Section 2 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "Section 2. APPOINTMENT OF RIGHTS AGENT. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable. The Rights Agent shall have no duty to supervise, and in no event shall be liable for the acts or omissions of any such Co-Rights Agent."

9. Section 3(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(a) Until the earlier of (i) the Close of business on the tenth Business Day (or such later date as may be determined by the Board) after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the Close of business on the Record Date), or (ii) the Close of business on the tenth Business Day (or such later date as may be determined by action of the Board) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or

                                       -3-

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         pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 30% or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section
         3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date and receipt by the Rights Agent of all necessary information, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the Close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit B hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Sections 11(i) or 11(p) hereof, at the time of distribution of the Right Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights and the Rights Agent is authorized and protected in relying on such adjustments. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates."

10. Section 4(b) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(b) Any Rights Certificate issued pursuant to Section 3,
         Section 11(i) or Section 22 hereof that represents Rights beneficially owned by persons known to be: (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom such Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding that has as a primary purpose or effect avoidance of Section 7(e) hereof, and any Rights Certificate issued pursuant to Section 6 or Section 11 hereof upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:

                  The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). Accordingly, this Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 7(e) of such Agreement."

11. The first sentence of Section 6(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

         "Subject to the provisions of Section 4(b), Section 7(e) and Section 14 hereof, at any time after the Close of business on the Distribution Date, and at or prior to the Close of business on the Expiration Date, any Rights Certificate or Certificates (other than Rights Certificates representing Rights that have become null and void pursuant to Section 7(e) hereof or that have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Rights Certificate or Certificates, entitling the registered holder to purchase a like number of one one-thousandth of a share of Preferred Stock (or, following a Triggering Event, Common Stock, other securities, cash or other assets, as the case may be) as the Rights Certificate or Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase."

12. Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly and properly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandth of a share (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the


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




         Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the "Expiration Date")."

13. Section 11(a)(ii) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(ii) Subject to Section 24 of this Agreement, in the event that any Person alone or together with its Affiliates or Associates, becomes an Acquiring Person, then, promptly following the first occurrence of such event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive (subject to the last sentence of Section 23(a)), upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandth of a share of Preferred Stock, such number of shares of Common Stock of the Company that equals the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandth of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a
         Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such first occurrence (such number of shares, the "Adjustment Shares")."

14. Section 11(e) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(e) Anything herein to the contrary notwithstanding, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least one percent (l%) in the Purchase Price; PROVIDED, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one-millionth of a share of Preferred Stock, or one-hundred-thousandth of a share of Common Stock or other security, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three (3) years from the date of the transaction which mandates such adjustment, or (ii) the Expiration Date."


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




15. Section 11(f) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(f) If as a result of an adjustment made pursuant to Section 11(a)(ii) or Section 13(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any securities other than Preferred Stock, thereafter the number of such other securities so receivable upon exercise of any Right and the Purchase Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Stock contained in Sections 11(a), (b), (c),
         (e), (g), (h), (i), (j), (k) and (m), and the provisions of Sections 7, 9, 10, 13 and 14 hereof with respect to the Preferred Stock shall apply on like terms to any such other securities; provided, however, that the Company shall not be liable for its inability to reserve and keep available for issuance upon exercise of the Rights pursuant to Section 11(a)(ii) a number of shares of Common Stock greater than the number then authorized by the Company's Certificate of Incorporation but not outstanding or reserved for other purposes."

16. Section 11(q) of the Rights Agreement is hereby deleted in its entirety.

17. Section 13(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(a) In the event that, at any time after a Person has become an Acquiring Person, directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(o) hereof), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(o) hereof) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (z) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company in one or more transactions each of which complies with Section 11(o) hereof), then, and in each such case, proper provision shall be made so that: (i) each holder of a Right, except as provided in Section 7(e) hereof, shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, non-assessable and freely tradeable shares of Common Stock of the Principal Party (as such term is hereinafter defined), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by (1) multiplying the then current Purchase Price by the number of one one-thousandth of a share of Preferred Stock for which a Right is exercisable immediately prior to the first occurrence of a Section 13 Event (or, if a Section 11(a)(ii) Event has occurred prior to the first occurrence of a Section 13 Event, multiplying the number of such one one-thousandth of a share for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event by the Purchase Price in effect immediately prior to such first occurrence), and (2) dividing that product (which, following the first occurrence of a Section 13 Event, shall be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d)(i) hereof) per share of the Common Stock of such Principal Party on the date of consummation of such Section 13 Event; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement;
         (iii) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that, subject to clause
         (v) below, the provisions of Section 11 hereof shall apply only to such Principal Party following the first occurrence of a Section 13 Event;
         (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; and (v) the provisions of Section 11(a)(ii) hereof shall be of no effect following the first occurrence of any
         Section 13 Event."

18. Section 13(d) of the Rights Agreement is hereby deleted in its entirety.

19. Section 18 of the Rights Agreement is hereby amended and restated to add the following subsection at the end thereof:

                  "(c) The indemnity provided in this Section 18 shall survive the termination of this Agreement and the termination and the expiration of the Rights. The costs and expenses reasonably incurred by the Rights Agent in enforcing this right of indemnification shall be paid by the Company. Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Agreement shall be limited to the amount of fees paid by the Company to the Rights Agent hereunder."

20. Section 23(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the Close of business on the tenth Business Day (or such later date as may be determined by the Board pursuant to clause (i) of the first sentence of Section 3(a) with respect to the Distribution Date) following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Close of business on the tenth Business Day following the Record Date), or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the "current market price," as defined in Section 11(d)(i) hereof, of the Common Stock at the time of redemption) or any other form of consideration, or any combination of any of the foregoing, deemed appropriate by the Board. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired."

21. Section 23(c) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(c) In the event of a redemption of the Rights in accordance with this Agreement, the Company may, at its option, discharge all of its obligations with respect to the Rights by (i) issuing a press release announcing the manner of redemption of the Rights in accordance with this Agreement (with notice to the Rights Agent in accordance with Section 26 hereof) and (ii) mailing payment of the Redemption Price to the registered holders of the Rights at their last addresses as they appear on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent of the Common Shares, and upon such action, all outstanding Rights and Rights Certificates shall be null and void without any further action by the Company."

22. Section 24(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "(a) The Board of Directors of the Company may, at its option, at any time after a Section 11(a)(ii) Event, exchange all or part of the then outstanding and exercisable Rights (which (i) shall not include Rights that have become null and void pursuant to the provisions of Section 7(e) hereof, and (ii) shall include, without limitation, any Rights issued after the Distribution Date for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Stock for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the shares of Common Stock then outstanding."

23. Section 27 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "Section 27. SUPPLEMENTS AND AMENDMENTS. Except as provided in the penultimate sentence of this Section 27, for so long as the Rights are then redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of the Rights. At any time when the Rights are no longer redeemable, except as provided in the penultimate sentence of this Section 27, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity or (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein; provided that no supplement or amendment shall adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, and provided that such supplement or amendment does not change or increase the Rights Agent's duties, liabilities or obligations hereunder, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made (i) which changes the

         Redemption Price or (ii) at any time prior to such time as any Person first becomes an Acquiring Person lowers the thresholds set forth in Sections 1(a) and/or 3(a) hereof from 30% to less than, in either case, the greater of (x) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known by the Company to be beneficially owned by any Person or (y) 10%. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock."


24. Section 31 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

                  "Section 31. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid, void or unenforceable language from this Agreement would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 23 hereof shall be reinstated and shall not expire until the Close of business on the tenth day following the date of such determination by the Board. The Rights Agent shall always be entitled to assume the Board acted in good faith under this Section 31 and shall be fully protected and incur no liability in reliance thereon."

25. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

26. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                         [signatures on following page]

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

                                    ECC INTERNATIONAL CORP.


                                    By: /s/ James C. Garrett
                                        ----------------------------------------
                                    Name: James C. Garrett
                                    Title: President and Chief Executive Officer

                                    CHASEMELLON SHAREHOLDER
                                    SERVICES, L.L.C., SUCCESSOR TO
                                    MELLON BANK, N.A., AS RIGHTS AGENT


                                    By: /s/ Deborah Bass
                                        ----------------------------------------
                                    Name: Deborah Bass
                                    Title: Relationship Manager